Exhibit 99.1

Applied DNA Signs Definitive Agreements with Colorcon

for Molecular Tagging in the Pharmaceutical and Nutraceutical Markets

Includes Milestone Payments. Long-Term Licensing Royalties to be Paid to Applied DNA Following Sales.

STONY BROOK, N.Y. , April 5, 2018 – Applied DNA Sciences, Inc., (NASDAQ: APDN) (“Applied DNA” or the “Company,”) has signed a License and Cooperation Agreement and a related Supply Agreement (collectively known as the “Agreements”), effective March 31, 2018, with Colorcon, Inc. (“Colorcon”) for the use of Applied DNA’s SigNature® molecular tags in Colorcon’s product offerings and access to the Company’s associated authentication technologies. These Agreements follow the memorandum of understanding (MOU) announced on December 18, 2017.

Under the terms of the Agreements, Applied DNA grants Colorcon exclusive worldwide right to use the Company’s molecular tags and associated authentication technologies in film coatings for solid oral dosage form (“SOD”) applications, for which Colorcon is the largest global supplier, and non-exclusive rights to use the Company’s technologies in inks and colorants for SOD applications. Pursuant to the Agreements, Applied DNA will supply taggant and authentication materials to Colorcon in exchange for long-term royalties on the sale of Colorcon products incorporating the Company’s molecular tags and on the sale of authentication services related thereto. Further, the first of two milestone payments is payable to Applied DNA with the signing of the Agreements. The Company will receive the second milestone payment upon initial approval by a regulatory authority for application in a SOD pharmaceutical or nutraceutical product application. The Agreements generally expire on the later of October 1, 2032 or the last expiration date of any patent licensed pursuant to the Agreements.

“With the signing of these definitive agreements and Colorcon’s industry-leading role, we demonstrate our continuing ability to monetize our DNA molecular taggant platform and associated services to drive revenue growth. The seamless solution integrating our molecular tag with Colorcon's film coatings puts us on a path to adoption by Colorcon’s current and prospective pharmaceutical customers.”, stated Dr. James Hayward, President and CEO of Applied DNA. Dr. Hayward added that: “Molecular tags will provide traceability for audits and law enforcement and, perhaps most importantly, forensic confirmation of the authenticity of the drug product to the patient and all those in the supply chain, including the pharmacist, the drug distributors and manufacturers. We are gratified to be working with a world leader whose sales channel greatly amplifies our combined access to the market.”

“Our teams are already actively engaged in discussions with potential customers,” stated Kelly Boyer, General Manager Film Coatings Business Unit for Colorcon, Inc.

Ms Boyer continued, “Colorcon has an established reputation for innovation and service. Applied DNA’s SigNature molecular tags and authentication technologies provide value-addition at a time when regulators are demanding that the industry implement serialization in order to track packaging. The collaboration goes a significant step further by enabling traceability at the level of single unit, solid oral doses, and it is complementary to the provisions of the Drug Supply Chain Security Act.”

Colorcon has team members with extensive experience in global regulatory compliance, while Applied DNA has the benefit of several of its management team with experience in the pharmaceutical industry, and the Company has already scaled to supply large, global commercial ecosystems. Applied DNA’s Molecular Tags have been included in over 200 million pounds of cotton, over 15 million pounds of synthetic fibers, and over 800,000 microcircuits for the Department of Defense. The Company’s data portals, supporting hundreds of thousands of data transactions per day, have stored over 300,000 sample testing reports, and are now exchanging data with multiple third-party platforms.

About Colorcon®

Colorcon is a world leader in the development, supply and technical support of formulated film coating systems, modified release technologies, and functional excipients for the pharmaceutical industry. Colorcon’s best-in-class products and technologies are complemented by Colorcon’s extensive application data and value-added services to support all phases of solid oral dose design and development. Colorcon’s focus on market issues and technology development has earned Colorcon an international reputation as a pharmaceutical supplier of choice. That reputation is based on the superior product quality, unparalleled technical support, extensive regulatory assistance and reliable supply from multiple locations.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and DNA mass production for diagnostics, personalized medicine and therapeutics.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. The proprietary DNA-based "CertainT®" platform can be used to identify, tag, test, and track products, to help assure authenticity, origin, traceability, sustainability and quality of products.

SigNature® DNA describes the core technology ingredient that is at the heart of a family of uncopiable, security and authentication solutions, targeted a wide range of industries, including but not limited to, pharmaceuticals and nutraceuticals, textiles and defense materials , BackTrac® and DNAnet®, for anti-theft and loss prevention, and digitalDNA®, providing powerful track-and-trace. Our products provide a forensic chain of evidence in large commercial ecosystems

Visit adnas.com for more information. Follow us on Twitter and LinkedIn. Join our mailing list.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to our lack of significant revenues, limited financial resources, limited market acceptance, history of net losses, market competition, risk of not obtaining regulatory approval and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 28, 2017 and our subsequent quarterly report on Form 10-Q filed on February 8, 2018, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, LHA Investor Relations, 212-838-3777, shurry@lhai.com media contact: Cheryl Schneider, DGI Comm, 212-825-3210, cschneider@dgicomm.com program contact: James A. Hayward, Chief Executive Officer, (631) 240-8800 james.hayward@adnas.com web: www.adnas.com
twitter: @APDN